Exhibit 99.3

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

CONSENT OF INDEPENDENT AUDITOR

I consent to the incorporation by reference of my report dated February 13, 2009 to the Minister of International Trade on Export Development Canada’s financial statements for the fiscal year ended December 31, 2008 included in the annual report of Export Development Canada attached to Export Development Canada’s Form 18-K dated May 6, 2009 filed pursuant to the Securities Exchange Act of 1934 into the prospectus included in Export Development Canada’s Registration Statement on Schedule B under the Securities Act of 1933 filed on October 16, 2009.

This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purpose.

/s/  Clyde M. MacLellan
Clyde M. MacLellan, CA
Assistant Auditor General
for the Auditor General of Canada

Ottawa, Canada
October 16, 2009